Exhibit 10.8
LEASE AGREEMENT
     THIS LEASE AGREEMENT (“Lease”) is entered into on this 16th day of May, 2008, by and between TRIPLE NET INVESTMENTS XXV, L.P., a Pennsylvania limited partnership (“Landlord”), whose mailing address is c/o J.G. Petrucci Co., Inc., 171 Route 173, Suite 201, Asbury, New Jersey 08802 and SYNCHRONOSS TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), whose mailing address is 750 Route 202 South, Suite 600, Bridgewater, New Jersey 08807.
1.	LEASE OF BUILDING; TERM. Landlord hereby leases to Tenant all that certain general office, data center and call center space comprised of approximately 60,000 square feet, in the building to be built by Landlord and known as the Synchronoss building (referred to herein as the “Building”) to be located on Lots 6 and 7 of the Lehigh Valley Industrial Park VII, Bethlehem, Northampton County, Commonwealth of Pennsylvania, and further described on the attached Exhibit A, which is incorporated herein by reference (the “Property”) (the Building and the Property are sometimes herein collectively called the “Premises”) to be used and occupied for the purpose of a call center, data center, general office, and other related uses for Tenant’s business for the term of ten (10) years and five (5) months (the “Term”), commencing on the date that the Landlord delivers the substantially completed Building to Tenant ready for occupancy as evidenced by a temporary certificate of occupancy issued by the appropriate governmental authority in accordance with Paragraph 6 of this Lease, which date is expected to be no later than April 1, 2009 (the “Commencement Date”). The parties agree to execute a memorandum expressing the commencement and termination dates and the renewal term dates upon the determination thereof. Landlord is responsible for delivering a first class office and call center building in accordance with Exhibit B, Project Specifications and Exhibit C, the preliminary site plan by Hanover Engineering.

2.	RENTAL. The base rental to be paid by Tenant during the initial Term of this Lease (the “Base Rent”) shall be payable monthly as follows:

Months	Rent PSF	Monthly	Annual

1-5 (Free Base Rent Period subject to the terms of the Lease)	$0.00	$0.00	$0.00
6-17	$16.25	$81,250.00	$975,000.00
18-29	$16.62	$83,078.13	$996,937.50
30-41	$16.99	$84,947.38	$1,019,368.59
42-53	$17.37	$86,858.70	$1,042,304.39
54-65	$17.76	$88,813.02	$1,065,756.24
66-77	$18.16	$90,811.31	$1,089,735.75
78-89	$18.57	$92,854.57	$1,114,254.81
90-101	$18.99	$94,943.79	$1,139,325.54
102-113	$19.42	$97,080.03	$1,164,960.36
114-125	$19.85	$99,264.33	$1,191,171.97

     Notwithstanding anything contained herein to the contrary, there shall be no required Base Rent for the first five (5) months of the Term.
The total annual Base Rent is predicated on a Building consisting of 60,000 total square feet multiplied by the applicable dollar amount per square foot as set forth above. The measurement and square footage of the Building is based on the final dimensions using an interior wall to interior wall building measurement. In the event that the square footage of the Building is less than said amount by more than 50 square feet, then, in such event, the Base Rent shall be adjusted by multiplying the final square footage of the Building by the applicable dollar amount per square foot set forth above. In no event shall the Building exceed 61,000 total square feet. In the event of an adjustment to the Base Rent due to the final square footage or an Allowance Deviation, the Base Rent set forth above shall be adjusted accordingly and the final Base Rent shall be evidenced by a written amendment to this Lease. Tenant shall make the first monthly installment of Base Rent (for the sixth month of the Term) on the date that this Lease is fully executed, which amount shall be credited against the Base Rent for the sixth month of the Term. Base Rent and Additional Rent (as defined herein) are collectively referred to as “Rent”.

The Base Rent shall be payable monthly in advance on the first day of each month to Landlord in readily available funds, at the address set forth above, or to such other party or at such other place as Landlord may from time to time in writing designate. With the exception of the Base Rent for the sixth month, no rental shall accrue or become due until the Commencement Date; provided, however, no Base Rent shall become due until the sixth month of the Term. After the Temporary Certificate of Occupancy has been issued, Landlord shall diligently complete any punchlist items and employ its best efforts to secure a Permanent Certificate of Occupancy as soon as possible. The parties understand and acknowledge that certain punch list items (e.g., landscaping) may not be completed at the time of delivery of the Premises, but that Tenant shall accept possession so long as a Temporary Certificate of Occupancy (provided the Temporary Certificate of Occupancy allows Tenant to move into and occupy the Premises) is obtained and subject to Landlord proceeding with due diligence to promptly complete the punch list items.

Upon receipt of Landlord’s written consent, which shall not be unreasonably withheld or delayed, Tenant shall have the right to install, at its own risk, its personal property, inventory, goods, fixtures and equipment during the period of the construction work. Landlord shall not be liable or responsible for any such items so supplied by Tenant during the construction period, nor for any bodily injury resulting from Tenant’s activities on the construction site. Landlord and Tenant shall use their best efforts to cooperate with one another during the construction period. Should Tenant decide to install items in the Building before it is completed and delivered to Tenant, Tenant shall give Landlord prior written notice and Tenant shall use reasonable judgment so as to not interfere with or impede Landlord’s work. The Commencement Date of this Lease shall begin in accordance with the above terms and conditions; however, Tenant shall pay Landlord a pro rata amount of Base Rent for the first month if the Commencement Date occurs on a date other than the first day of a month.
3.	SECURITY DEPOSIT. The Tenant shall pay a security deposit of $162,500.00 to the Landlord when the Tenant signs this Lease. If there have not been any uncured defaults by Tenant under this Lease during the first five (5) years of the Term, Tenant shall be entitled to a return of the security deposit at the end of the fifth (5th) year of the Term upon a written request by Tenant submitted to Landlord. The security deposit return shall be provided by Landlord in the form of a Rent credit against future Rent.

4.	TAX BENEFITS AND INCENTIVES; LICENSES AND PERMITS.

Tenant will receive all proceeds, tax credits and other benefits from any incentive or tax packages (including but not limited to all tax credits or other benefits relating to the LERTA program); provided, however, any tax credits or benefits specifically related to construction of the Building or operation and ownership of the Building shall be for the benefit of the Landlord.

Landlord shall be responsible to obtain, at its sole cost and expense, all licenses and permits required to construct the Building and make all improvements, including site plan approval, inspection fees and local and state building permits. Tenant shall be responsible to obtain the licenses or permits that may be required by any governmental agency or authority in order for Tenant to lawfully conduct its business, which Tenant shall obtain at its sole cost and expense. Upon the issuance of a permanent certificate of occupancy and completion of the punchlist items, if any, Tenant shall, at Tenant’s sole cost and expense, take such action as may be necessary or appropriate to cause the Premises during the Term and any extensions and renewals to comply with all applicable federal, state, county and local laws and ordinances and all rules, regulations and orders of all duly constituted authorities, present or future. Tenant shall comply with all applicable laws, ordinances, rules, regulations and orders of all duly constituted authorities, present or future, which affect the carrying on of the business being conducted in the Premises.

5.	INABILITY TO GIVE POSSESSION. Landlord may be unable to give Tenant possession of the Building as herein provided for reasons that are out of Landlord’s control, including, but not limited to, delays or failures to perform due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions not in effect when this Lease was entered into, severe weather conditions, or other causes which are beyond the reasonable control of the Landlord (“Force Majeure”). During the period that Landlord is unable to give possession for such reasons, all rights and remedies of both parties hereunder shall be suspended.
6.	CONSTRUCTION OF THE BUILDING AND IMPROVEMENTS. Landlord agrees, at Landlord’s sole cost and expense, to construct the building and site improvements appurtenant thereto on a “turn-key” installation (“Improvements”) in accordance with the General Plans and Specifications which shall be attached hereto as Exhibit B and made a part hereof, and the provisions of this section, as hereinafter set forth. Landlord shall include concrete bases for Tenant’s generators with the turn-key installation. Any and all architectural, mechanical and engineering fees specifically related to the scope of work set forth on Exhibit B are to be paid by Landlord as a part of such turn-key construction. Landlord shall deliver a Temporary Certificate of Occupancy by April 1, 2009 (“Target Date”), subject to extension due to Force Majeure or Tenant Delay (as defined herein); provided, however, in no event shall a Force Majeure event cause the Target Date to be extended later than May 15, 2009. A Tenant Delay, however, may subject the Target Date to extension as set forth herein. If Landlord is unable to substantially complete the Improvements on or before the Target Date, such date to be subject to adjustment if there occurs a Tenant Delay or Force Majeure event, Tenant shall be entitled to a credit for Rent in the amount of two days of the initial Base Rent for each day Landlord fails to substantially complete the Improvements after the Target Date. If Landlord does not deliver a Temporary Certificate of Occupancy with respect to the Premises on or before September 1, 2009 (“Outside Delivery Date”) such date subject to extension due to a Tenant Delay up to sixty (60) days for Force Majeure events, Tenant shall be entitled to a credit toward Rent in an amount equal to $923.08 per day, for each day after the Outside Delivery Date that Landlord does not deliver a Temporary Certificate of Occupancy with respect to the Premises. If Landlord does not deliver a Temporary Certificate of Occupancy with respect to the Premises on or before December 1, 2009, subject to extension due to Tenant Delay and up to forty five (45) days for Force Majeure events, then Tenant shall be entitled to terminate the Lease by providing written notice to Landlord and Landlord shall immediately return to Tenant any pre-paid Base Rent and Security Deposit and any other amount previously paid by Tenant to Landlord with respect to this Lease.

Landlord shall allow Tenant to install two (2) generators as a backup power source for the Premises. Landlord shall, at its sole cost and as part of its application and permit process for construction of the Building, obtain permits and approvals for construction of generator pads upon which Tenant may install its generators. Landlord agrees to coordinate with Tenant’s generator contractor and assist Tenant with the permitting necessary for installation of the generators, all such permitting and installation to be at Tenant’s sole cost and expense. The exact size and location of the generators shall be determined by reasonable agreement of the parties. Generator installation as well as maintenance and repair shall be at Tenant’s sole cost and expense; provided, however, that Landlord shall at its expense construct concrete bases as appropriate for each generator. Tenant will use commercially reasonable efforts to identify the generators as soon as possible so Landlord will know the exact size and requirements for the concrete pads.
Landlord shall allow Tenant at no additional charge and at Tenant’s choice, to install and operate antennas, satellite dish(es) or similar communications type equipment together with associated equipment, shelters, cables, wires, utility connections and other communications related equipment (collectively the “Communication Equipment”), and will permit Tenant to install wiring between the roof and Premises in appropriate locations and through conduits in the Building, and to allow roof access at reasonable times to service and maintain such equipment. Tenant shall be required to remove any such items at the expiration or termination of the Lease unless Landlord waives such requirement prior to installation and approval of the exact nature of the Communication Equipment. The Tenant’s Communication Equipment installation shall be subject to the following requirements: (i) Landlord must approve in advance all proposed installations and materials, such approval not to be unreasonably withheld; (ii) any and all work related to the roof, passing through the roof, or affixing to the roof must be completed by Landlord’s roof contractor in order to maintain the applicable roof warranty; (iii) Tenant must obtain all permits, approvals, and licenses necessary for the installation and operation of the Communication Equipment; and (iv) Tenant shall indemnify, defend, and hold Landlord harmless from any causes of action, claims, damages, insurance losses, or issues arising out of Tenant’s installation, use and maintenance of the Communication Equipment.

Landlord shall furnish the Building with adequate HVAC to support an employee density of 10 persons per 1,000 rentable square feet.

Landlord shall submit to Tenant for its review and approval, which approval shall not be unreasonably withheld or delayed, preliminary floor plans (the preliminary floor plan to be similar to the previously circulated floor plan in scope, but subject to modification as reasonably agreed to by Landlord and Tenant) and elevations or perspective drawings showing the architectural treatment proposed by Landlord. Landlord shall also submit to Tenant for Tenant’s review and approval, which approval shall not be unreasonably withheld or delayed, a drawing showing the proposed floor and concourse elevations and contour lines. This grade and contour plan shall also show the grades and contours of any streets, curbs, sidewalks and alleys adjacent to the Premises. The drawings referred to herein, along with Exhibit B aforementioned, including the Plans and Specifications referred to thereon, shall hereinafter be called “Preliminary Plans and Specifications”. Tenant may make such changes or variations from said Preliminary Plans and Specifications as Tenant may desire in order to make the Improvements most suitable for Tenant’s use (“Change Order”), in which event Landlord shall supply the additional cost or price, if applicable, for Tenant’s approval and if necessary advise Tenant of extension of the Target Date caused by Tenant’s Change Order request. All additional costs for Change Orders shall be paid by Tenant within thirty (30) days of invoicing by Landlord, which invoices shall be after Landlord has completed the work related to the Change Order. Failure to pay for a Change Order shall be deemed a default of the Lease and a Tenant Delay.
As soon as possible after this Lease has been fully executed by both parties, Landlord shall prepare complete working drawings and specifications (“Final Plans and Specifications”) for the proposed Improvements and submit the same to Tenant for its review and approval, which approval shall not be unreasonably withheld or delayed. Such Final Plans and Specifications shall be prepared from the attached Plans and Specifications, as a guide to construction details, heights, Tenant’s requirements, etc. Such Final Plans and Specifications shall include at least 10 parking spaces per 1,000 rentable square foot of space.

Landlord shall submit to Tenant a complete set of plans for the Building including, but not limited to, size, structural, architectural, mechanical, electrical, sprinkler, plumbing and elevations as they become available. Tenant acknowledges that construction and design will be ongoing simultaneously and that timely approvals are critical. Landlord and Tenant shall submit materials and plans and provide approvals in accordance with the Critical Date Schedule attached hereto and made a part hereof as Exhibit D. Failure of Tenant to review or submit items in accordance with the Critical Date Schedule shall be considered a “Tenant Delay”.

Landlord shall then, as quickly as possible and at Landlord’s expense, obtain all permits and zoning variances, if required, (“Permits”) as may be necessary for or desired by Tenant to permit the construction of all Improvements as stipulated on the Final Plans and Specifications, including, but not limited to, the building and appurtenances, signs, driveways, parking areas and curb openings, and those necessary to permit the operation by Tenant of a business for the uses stated in this Lease.

When the Permits have been obtained, Landlord shall immediately contract for the building construction in accordance with the Final Plans and Specifications, and promptly construct the Improvements as set forth thereon. Landlord shall further notify Tenant when construction on the site has commenced, provide Tenant with a construction schedule, and give Tenant weekly progress reports as to the status of construction. Landlord shall diligently follow the construction work in order to carry it through to completion as quickly as reasonably possible, due regard being given to Force Majeure, Tenant Delay, and other circumstances beyond the control of Landlord and/or the contractor. Tenant may inspect the work from time to time during construction and on its completion.
7.	AFFIRMATIVE COVENANTS OF TENANT. Tenant covenants and agrees that it will without demand:
a.	Pay the Rent and all other charges herein reserved as rent on the days and times that the same are made payable without fail, and without setoff, deduction or counter-claim, except as hereinafter set forth. Tenant shall pay a late charge at the rate of five percent (5%) of each dollar of Rent or any other sum due Landlord under this Lease, not paid within ten (10) days after receipt of written notice that such amount is past due; provided, however, no written notice shall be required in the event Landlord has provided such written notice with respect to this Section 7(a) during the prior twelve (12) months. If Landlord shall at any time or times accept said rent or rent charges after the same shall have become due and payable, such acceptance shall not excuse any future delays, or constitute, or be construed as a waiver of any of Landlord’s rights. Tenant agrees that any charge or payment herein reserved, included or agreed to be treated or collected as Rent may be proceeded for and recovered by Landlord in the same manner as rent due and in arrears.

b.	Comply in all material respects with applicable requirements of the constituted public authorities and with the terms of any state or federal statute or local ordinance or regulation applicable to Tenant on its use of the Building, including, but not limited to, the parking and loading dock requirements.

c.	Comply with the reasonable rules and regulations from time to time made by Landlord for the safety, care, upkeep and cleanliness of the Building and appurtenances of which it is a part. Tenant agrees that such rules and regulations shall, when written notice thereof is given to Tenant, form a part of this Lease, effective upon receipt of same. Notwithstanding the foregoing, Landlord shall not enact any rules and regulations that unreasonably interfere with Tenant’s business operations at the Premises.

d.	Keep the Premises in good order and condition, ordinary wear and tear, damage by fire or casualty and damages which are Landlord’s obligation to repair excepted, and upon termination of this Lease to deliver up to Landlord the Premises in the same condition as Tenant has herein agreed to keep them.

e.	Keep nothing which is explosive or which might unduly increase the risk of fire or other casualty at the Premises.

f.	Comply in all material respects with the reasonable requirements of Landlord’s property casualty insurance carrier to the extent written notice is provided to Tenant with respect to such requirements.

g.	Keep trash within covered dumpsters or containers.

h.	Keep the exterior portions of the Property including, but not limited to, the parking lots, loading areas and driveways free of garbage and debris.

i.	Give to Landlord prompt written notice of any accident, fire or damage occurring on or to the Premises within one Business Day of occurrence thereof.

j.	Peaceably deliver up and surrender the Premises to Landlord at the expiration or sooner termination of this Lease and promptly deliver to Landlord at its office all keys for the Building.
8.	SUBLET AND ASSIGNMENT. Tenant may sublet or assign this Lease with Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. If Tenant is a corporation, partnership, limited liability company, or other entity, its dissolution or the transfer or assignment of any stock or interest in such corporation, partnership, limited liability company, or other entity aggregating more than fifty percent (50%) of the ownership or control of such corporation, partnership, limited liability company, or other entity, at the time such entity becomes Tenant hereunder, shall be deemed an assignment of this Lease and, therefore, subject to the restrictions of this Paragraph. Notwithstanding the foregoing, Tenant may assign or sublet all or any portion of the Premises to (i) any of its affiliates, (ii) any corporation resulting from the merger or consolidation with Tenant or the direct or indirect acquisition of a controlling equity interest in Tenant, (iii) any entity that acquires all or substantially all of Tenant’s assets as a going concern of the business that is being conducted on the Premises, or (iv) any Strategic Affiliate (as defined herein), as long as the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant (collectively an “Affiliate Assignment”). A Strategic Affiliate shall be defined herein as any entity with which Tenant has a written agreement relating to, without limitation, at least one of the following: the (i) sale, (ii) use, (iii) marketing, (iv) distributing, (v) delivering, (vi) licensing, (vii) leasing, (viii) cross-licensing, (ix) sharing, (x) protecting or (xi) securing of insurance products or services. An Affiliate Assignment may be made without the prior written consent of Landlord so long as: (i)

Tenant gives Landlord at least thirty (30) days advance written notice (the “Affiliate Assignment Notice”), (ii) the assignee if an assignment assumes all of the liabilities of the Tenant under the Lease and uses the Premises for the uses permitted by this Lease, (iii) if a sublease such sublease is subordinate to the Lease, (iv) the assignee in an assignment or subtenant in a sublease has a total net worth at least equal to Three Hundred Million Dollars ($300,000,000.00) or has Five Million Dollars ($5,000,000.00) in cash and marketable securities, a debt to equity ratio of less than or equal to 1.0, and positive cash flow from operations over the last two (2) fiscal quarters; and (v) Tenant provides Landlord, along with the Affiliate Assignment Notice, with a check equal to one (1) month of the Base Rent required to be paid on the commencement date of the assignment or sublet to be held by Landlord as an additional security deposit in accordance with the terms of this Lease. Any Affiliate Assignment consented to by Landlord shall not release Tenant from the obligations of Tenant under this Lease and Tenant and any affiliate or Strategic Affiliate subtenant or assignee shall remain jointly and severally liable with Tenant under the Lease. If Tenant receives any excess consideration from an assignment or sublease that exceeds the Rent, Additional Rent and other sums Tenant must pay to Landlord pursuant to the terms of this Lease, Tenant must pay Landlord fifty percent (50%) of such excess consideration. The sums payable under the preceding sentence shall be paid to Landlord as, when and if paid by the assignee or subtenant to Tenant. Tenant may not mortgage or encumber any part of the Premises or its interest therein without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion except for an encumbrance on Tenant’s interest, which Landlord will not unreasonably withhold its consent to provided such encumbrances in no way reduces the value of the Premises, violates the terms of Landlord’s financing, or inhibits Landlord’s ability to sell the Premises.
9.	NEGATIVE COVENANTS OF TENANT. Tenant covenants and agrees that it will do none of the following without the written consent of Landlord, which consent shall not be unreasonably withheld or delayed:
a.	Except as set forth in Section 41 below, place or allow to be placed a sign upon the Property or on the outside of the Building. In case of the breach of this covenant (in addition to all other remedies given to Landlord hereunder), Landlord shall have the right to remove such sign.

b.	Make any structural alterations, improvements or additions to the Building or Property without the written consent, not to be unreasonably withheld or delayed, of the Landlord; provided, however, Tenant may make non-structural alterations to the Premises without obtaining Landlord’s prior written consent, provided that (i) such alterations do not exceed $60,000 in cost; and (ii) Tenant provides Landlord with prior written notice of its intention to make such alterations together with the plans and specifications for same. Landlord shall designate ninety (90) days prior to the expiration of the then current lease term, whether said alterations, improvements, additions or fixtures and equipment shall remain on the Premises or be removed by Tenant at the expiration or earlier termination of this Lease; provided, however, that Tenant shall not be required to remove any alterations, improvements, additions or fixtures to the extent such are made in connection with the initial build out of the Premises.
c.	Use, operate or maintain any machinery, equipment or fixture that, in Landlord’s reasonable opinion, is harmful to the Building and appurtenances of which the Building is a part, or is disturbing to the other occupants of the Building.
10.	LANDLORD’S RIGHT TO ENTER. Tenant shall permit Landlord, Landlord’s agents, cleaners or employees or any other person or persons authorized by Landlord, to inspect the Premises during business hours upon reasonable notice, and if Landlord shall so elect, for making reasonable alterations, improvements or repairs to the Building or for any reasonable purpose in connection with the operation and maintenance of the Building. Notwithstanding the foregoing, in the event of an emergency, Landlord shall not be obligated to notify Tenant of its intention to enter the Premises.
11.	RELEASE AND INDEMNIFICATION.
a.	Tenant releases Landlord and agrees to defend, indemnify and hold harmless Landlord from any claim by any person for any injury, death, damage, loss, liability or expense which arises upon, about, or in connection with the Premises due to an occurrence during the Term or any period of occupancy by the Tenant, and arises due to:
(i)	the negligence of Tenant, its employees, agents or invitees; or

(ii)	the intentional misconduct or criminal acts of Tenant, its employees, agents or invitees; or

(iii)	a breach by Tenant, its employees, agents or invitees of any environmental law that applies at any time during the Lease Term.
b.	Tenant releases Landlord from any claim by Tenant, its employees or agents for any injury, death, damage, loss, liability or expense which arises from: (i) the stoppage, malfunction or breakdown of any of the systems serving the Premises or the Building, including without limitation, the water system, the plumbing system, the sewer system, the drainage system, the sprinkler system, the electric system, the lighting, the gas system, or the heating, ventilating and air system, unless said stoppage, malfunction or breakdown is due to improper initial installation or construction by Landlord, its contractors or is covered by contractors’ warranties; or (ii) the stoppage or reduction of utility service, unless due to improper or faulty original installation by Landlord or its contractors.
c.	Notwithstanding anything to the contrary contained in this clause, Tenant’s agreement to release, defend, indemnify and hold Landlord harmless shall not apply to the ordinary negligence of the Landlord, its employees, or its agents, as such ordinary negligence relates to any obligation of the Landlord, per this Lease, to construct, alter, repair, maintain or service those portions of the Premises and the Building, including the roof replacement, foundation and structural elements which Landlord is required to maintain, repair and replace pursuant to the terms of this Lease. Landlord agrees to release, defend, indemnify and hold Tenant harmless from any claim by any person for any injury, death, damage, loss, liability or expense which arises from the negligence of Landlord, its employees or agents in fulfilling its obligations under this Lease to construct, alter, maintain or service those portions of the Premises and the Building that Landlord is required to maintain, repair and replace pursuant to the terms of this Lease.

d.	Both parties’ obligations under the terms of this clause shall survive the termination or expiration of this Lease for a period of one (1) year.
12.	FIRE OR OTHER CASUALTY.
If during the term of this Lease or any renewal or extension thereof, the Building is totally destroyed or is so damaged by fire or other casualty that the same cannot in the reasonable opinion of Landlord’s architect or engineer be repaired or restored within 365 days from the date of said damage (a “Major Casualty”), then this Lease shall absolutely cease and terminate and the Rent shall abate for the balance of the Term. In such case, Landlord shall notify Tenant in writing within sixty (60) days after the Building is damaged that the damage has resulted in a Major Casualty and Tenant shall pay the Rent apportioned to the date of such damage and Landlord may enter upon and repossess the Premises upon thirty (30) days written notice to Tenant.
If the damage caused as above can be repaired or restored within the 365 days from the date said damage (a “Minor Casualty”), Landlord shall promptly restore the Premises to the condition it was in prior to such Minor Casualty and all Rent shall be abated or apportioned during the time Landlord is in possession. If the damage caused as above is only slight, Landlord shall repair whatever portion, if any, of the Premises that may have been damaged by fire or other casualty. During such repair,

Tenant shall pay Rent only for that portion of the Premises that is undamaged by such fire or other casualty.
In the event the Landlord does not notify Tenant in writing that the damage has resulted in a Major Casualty, but Landlord fails or is unable to, within 365 days from the date of said damage, restore the Premises to the condition it was in prior to the casualty, Tenant shall have the option of terminating this Lease by giving written notice of termination to Landlord at any time after the expiration of said 365 day period but prior to the date Landlord completes the restoration of the Premises.
13.	INSURANCE. Tenant shall keep and maintain throughout the Term of the Lease the following insurance:
(a)	Property insurance for all personal property and trade fixtures of Tenant in the Premises insured with “Special Form” insurance in an amount to cover one hundred (100%) percent of the replacement cost of the property and fixtures.

(b)	Contractual (including, without limitation, coverage for a Tenant’s indemnification obligations) and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of at least three million dollars ($3,000,000.00) for personal injuries or deaths of persons occurring in or about the Premises.

(c)	Workmen’s compensation insurance in accordance with the applicable laws and regulations.
Landlord shall keep and maintain throughout the Term of the Lease the following insurance for the benefit of Landlord and Tenant, which shall be an Operating Expense pursuant to Section 16:
(a)	An “all risk” property insurance in an amount equal to the full replacement cost of the Building, insuring against risks normally insured against by reasonably prudent owners of comparable properties.

(b)	Loss of rent coverage in commercially reasonable amounts with Landlord named as loss payee (such insurance may be provided by Tenant (and not included as an Operating Expense), subject to Landlord and its lender’s reasonable review and approval and the insurance requirements set forth herein).

Tenant and Landlord, if applicable, hereby waives claims arising in any manner in its (Injured Party’s) favor and against the other party for loss or damage to Injured Party’s property located within or constituting a part or all of the Premises, and for loss due to business interruption. This waiver applies to the extent the loss or damage is covered by the Injured Party’s insurance, or the insurance the Injured Party is required to carry under Section 13, whichever is greater. The waiver also applies to each party’s directors, officers, employees, shareholders, members, owners and agents. The waiver does not apply to claims caused by a party’s willful misconduct. Landlord and Tenant shall obtain such a release and waiver of subrogation from their respective insurance carriers and shall obtain any special endorsements, if required by their insurer, to evidence compliance with the aforementioned waiver.
The amounts of coverage required by this Lease to be maintained by Tenant are subject to Landlord’s lender’s reasonable review and requirements and review at the end of each two-year period following the Commencement Date. At each review the amounts of Tenant’s coverage shall be increased to the amounts of coverage carried by prudent tenants of comparable buildings in the Lehigh Valley.
Insurance policies required to be maintained by Tenant in this Lease shall:
(a)	Be issued by insurance companies licensed to do business in the Commonwealth of Pennsylvania with policy audit ratings of Standard and Poor’s who are A rated or better or an AM Best rating of A VII (subject to Landlord’s lender’s reasonable approval of the rating) in the most current Best’s Insurance Reports available. If the Standard and Poor and Best’s ratings are changed or discontinued, Landlord shall reasonably select an equivalent method of rating insurance companies.

(b)	Name Landlord and its agents and Landlord’s mortgage lender, if required, as additional insureds as their interest may appear.

(c)	Provide that the insurance not be canceled or materially changed in the scope or amount of coverage unless thirty (30) days advance notice is given to Landlord

(d)	Be permitted to be carried through a “blanket” policy or “umbrella” coverage.

(e)	Be maintained during the entire Term and any extension term.

(f)	Include commercially reasonable deductibles subject to Landlord’s lender’s reasonable requirements.

By the Commencement Date and upon each renewal of its insurance policies, Tenant shall give certificates of insurance to Landlord. The certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in this Section 13. The policies shall be renewed or replaced and maintained by Tenant. If Tenant fails to give the required certificate within ten (10) days after notice of demand for it by Landlord, Landlord may obtain and pay for that insurance and receive reimbursement from Tenant as Additional Rent. Tenant acknowledges and agrees that Landlord shall not be obligated to maintain insurance for Tenant’s benefit or to name Tenant as a loss payee or additional insured on any policy of insurance maintained by Landlord.
14.	UTILITIES.
14.01	Tenant shall pay for all utilities and other services furnished to the Premises, including but not limited to electric, gas, oil, phone, cable, and shall contract directly with the service-providers for such services to be put in Tenant’s name prior to the Commencement Date.

14.02	Landlord shall have no responsibility or liability to Tenant, nor shall there be any abatement in the said Rent for any failure to supply any of said utility services unless such failure is due to any act or omission of Landlord. Alterations or improvements shall be made at such a time and in such a manner as to reduce interference with Tenant’s business at the Premises and after reasonable prior written notice to Tenant except in case of an emergency.
15.	REPAIRS AND MAINTENANCE.
15.01	(a) Except for repairs and replacements that Tenant must make as set forth in this Section, Landlord shall throughout the Term of this Lease be responsible for completing the following maintenance and repairs, such items to charged to the Tenant as Operating Expenses (as defined herein): (i) snow removal from the parking lot, (ii) lawn mowing, landscaping, and general grounds upkeep, (iii) janitorial services, and (iv) all mechanical system general maintenance and repair, not due to the negligence or neglect of Tenant.
(b) In addition, Landlord shall be responsible at its sole cost and expense for the maintenance, repairs and replacements of the following (which shall not be including in Operating Expenses), provided such repairs are not due to the negligence or neglect of Tenant: (i) exterior walls, (ii) foundation and footings, (iii) structural elements, (iv) parking lot, but expressly limited to one (1) year; (v) roof (including membrane, insulation and flashing), but expressly limited to the warranty period of ten (10) years for all labor and twenty (20) years for all materials; and (v) major mechanical system and major plumbing repairs and replacements, but expressly limited to the five (5) years for all HVAC repairs and replacements. Any mechanical repairs arising out of Tenant installations or Tenant modifications to the mechanical systems installed by Landlord shall be the responsibility of Tenant.
15.02	Tenant, at its sole cost and expense and throughout the term of this Lease, shall keep and maintain the Premises in good order and condition, free of accumulation of dirt and rubbish, and shall promptly notify Landlord of the need for any repairs and replacements necessary to keep and maintain the Premises in good order and condition. Tenant’s obligations for repair and maintenance of the Premises shall include any repair and maintenance work not specifically required to be completed by Landlord as set forth in this Lease.
15.03	Tenant shall be responsible for the following repairs and replacements, including capital replacements and improvements, upon expiration of the applicable warranty: (i) roof — 10 years labor, 20 years materials; (ii) HVAC — 5 years, except compressors that are 3 years; and (iii) parking lot and all paved areas — 1 year. Upon expiration of the foregoing warranty periods, Landlord shall have no obligation to repair the roof, HVAC, and parking lot. All repairs made by Tenant shall to the extent commercially practicable utilize materials and equipment that are equal in quality and usefulness to those originally used in constructing the Premises. Tenant shall perform routine maintenance on all HVAC systems appurtenant to the Premises using a service firm(s), reasonably acceptable to Landlord, which shall provide service and maintenance in accordance with the manufacturer’s recommendations and shall provide a copy of the contract to Landlord. In the event Tenant fails to enter into an HVAC service contract as provided above within ninety (90) days of occupying the Premises, Landlord shall obtain a contract on behalf of Tenant that is consistent with Landlord’s other maintenance contracts for other of its tenants and shall bill Tenant directly for such contract.
15.04	Landlord shall have the right to inspect the Premises from time to time as it deems, in its sole opinion, necessary, and request that Tenant comply with the terms of this Section. Within thirty (30) days of written notice from Landlord, Tenant shall make, or diligently pursue to completion, all repairs and replacements it is instructed to make pursuant to Landlord’s notice;

provided that such repairs and/or replacements are required to be made by Tenant under the terms of this Lease.
15.05	In the event Tenant fails to perform, or diligently pursue to completion, its obligations under this section, Landlord may, after giving written notice and a cure period not to exceed thirty (30) days, perform on Tenant’s behalf and recover the reasonable out of pocket costs and expenses of said performance from Tenant upon demand and presentation of invoices representing the same. Any such amounts shall be considered Additional Rent hereunder.
16.	OPERATING EXPENSES AND ADDITIONAL RENT.
16.01	Tenant shall pay to Landlord an Operating Expense Allowance of Three Hundred Seven Thousand Two Hundred 00/100 Dollars ($307,200.00) per year in equal monthly installments of Twenty Five Thousand Six Hundred and 00/100 Dollars ($25,600.00) payable on the first day of each month with the payment of Base Rent, such amount based on $5.12 per square feet and to be adjusted if the square footage of the Building is adjusted in accordance with Section 2 of the Lease.

16.02	If the actual Tenant’s Pro-Rata Share of Operating Expenses for any Operating Year shall be greater than the total Operating Expense Allowance for such year, Tenant shall pay to Landlord as additional rent an amount equal to the difference between the actual amount of Tenant’s Pro-Rata Share of Operating Expenses for the Operating Year and the total Operating Expense Allowance for such year (hereinafter referred to as the “Operating Expense Adjustment). If Tenant occupies the Premises or a portion thereof for less than a full Operating Year, the Operating Expense Adjustment will be calculated in proportion to the amount of time in such Operating Year that Tenant occupied the Premises. Such Operating Expense Adjustment, if any, shall be paid in the following manner: within one hundred twenty (120) days following the end of the first and each succeeding Operating Year, Landlord shall furnish to Tenant an Operating Expense Statement setting forth (a) the Operating Expense for the preceding Operating Year; (b) the Operating Expense Allowance; and (c) Tenant’s Operating Expense Adjustment for such Operating Year. Within thirty (30) days following receipt of such Operating Expense Statement, Tenant shall pay to Landlord as additional rent the Operating Expense Adjustment for such Operating Year. Commencing with the first month of the second Operating Year and for each Operating Year thereafter, Landlord may modify the Operating Expense Allowance Tenant is required to pay based on the prior year Operating Expense Adjustment.

Tenant shall be required to pay the Operating Expense Adjustment, if any, for the final year of the Term of the Lease by the earlier to occur of thirty (30) days following receipt of the final Operating Expense Statement or expiration or termination of the Lease and as a condition for Landlord’s return of the Security Deposit. Failure to pay the final Operating Expense Adjustment shall be a default of this Lease and entitle Landlord to all rights and remedies set forth herein.
Provided Tenant is not in Default of any of the terms of this Lease, Tenant, and its agents, and employees shall have ninety (90) days after receiving the Operating Expense Statement to, at Tenant’s own expense, audit Landlord’s books and records concerning the Operating Expense Statement (but not any prior Operating Expense Statement) at a mutually convenient time at Landlord’s offices, for the purpose of verifying the information contained in any Statement. Such audit must be conducted by an independent regionally recognized accounting firm that is not being compensated by Tenant on a contingency fee bases. If Tenant disputes the accuracy of Landlord’s Operating Expense Statement, Tenant shall still pay the amount shown owing until the dispute is resolved. No subtenant shall have the right to conduct an audit. Any Operating Expense Statement not audited within said ninety (90) day period shall be deemed to be correct.
16.03	As used in this Section 16, the following words and terms shall be defined as hereinafter set forth:
A. “Operating Year” shall mean each calendar year, or other period of twelve (12) months as hereinafter may be adopted by Landlord as its fiscal year, occurring during the Term of the Lease.

B. “Operating Expense Allowance” shall mean and equal the monthly amount set forth in Section 16.01 above, subject to adjustment based on any Operating Expense Adjustment as set forth above.
C. “Operating Expense Statement” shall mean a statement in writing signed by Landlord, setting forth in reasonable detail (i) the Operating Expense for the preceding Operating Year; (ii) the Operating Expense Allowance; and (iii) the Tenant’s Operating Expense Adjustment for such Operating Year or portion thereof. The Operating Expense Statement for each Operating Year shall be available for inspection by Tenant at Landlord’s office during normal business hours.

     D. “Operating Expenses” shall mean the following expenses incurred by the Landlord in connection with the operation, repair and maintenance of the Premises, Building, and Property: (i) real estate taxes and other taxes or charges levied in lieu of such taxes, general and special public assessments, charges imposed by any governmental authority pursuant to anti-pollution or environmental legislation, taxes on the rentals of the Building or the use, occupancy or renting of space therein, and any costs associated with disputing such taxes; (ii) premiums and fees for fire and extended coverage insurance, insurance against loss or rentals for space in the Building and any other insurance Landlord is required to carry pursuant to this Lease and by its lender, all in amounts and coverages (with additional policies against additional risks) as may be required by Landlord or its lender; (iii) water and sewer service charges; (iv) all maintenance and repair costs that are Landlord’s responsibility as set forth herein (except for those costs that are Landlord’s responsibility pursuant to Section 15.01(b) which shall not be included as Operating Expenses), including, but not limited to, the costs of all labor, materials, and supplies incidental thereto; (v) wages, salaries, fees and other compensation and payments and payroll taxes and contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits required by law, union agreement or otherwise made to or on behalf of all employees of Landlord performing services rendered in connection with the operation and maintenance of the Building and Property, including, without limitation, payments made directly to or through independent contractors for performance of such services or for servicing or maintenance contracts; (vi) management fees payable to the managing agent for the Building in the amount of five percent (5%) of gross Rent; and (vii) any and all other costs and expenses of Landlord incurred in connection with the operation, repair, and maintenance of the Building and Property all in accordance with generally accepted accounting principles (“GAAP”) consistently applied in the operation, maintenance, and repair of a first class facility that are not excluded below.
     Notwithstanding anything to the contrary set forth in the preceding paragraph, the term “Operating Expenses” shall not include: (i) depreciation on the Building or equipment therein; (ii) Landlord’s loan payments and any depreciation and amortization; (iii) interest, net income, franchise or capital stock taxes payable by Landlord; (iv) executive salaries and salaries for employees above the level of building manager; (v) real estate broker’s commissions; (vi) costs of repairs and replacements incurred by reason of fire, windstorm, or other casualty or caused by the exercise of the right of eminent domain to the extent Landlord is reimbursed by insurance proceeds or condemnation awards; (vii) costs of repairs or replacements covered by warranty or guaranty; (viii) all fines and penalties incurred because Landlord violated any governmental rule or regulation; (ix) contributions to reserves; (x) costs of cleanup/remediation of hazardous substances;(xi) the cost of any alterations, capital improvement, equipment replacement and other items which under GAAP are properly classified as capital expenditures not required by any changes in applicable laws, rules, or regulations, including a new or changed interpretation of an applicable law, of any governmental authorities, enacted after the Lease was signed and amortized over the useful life of the improvement, as reasonably determined by Landlord; (xii) cost of repairs necessitated by Landlord’s negligence or willful misconduct; (xiii) cost of correcting any latent defects or original design defects in the Building construction, materials or equipment; (xiv) salaries of employees retained by Landlord for any purpose not directly related to the Premises, and such salaries to be allowed only in proportion to such employees direct work on the Premises; (xv) the portion of employee expenses which reflects that portion of such employee’s time which is not spent directly and solely in the operation of the Property; (xvi) Landlord’s general corporate overhead and administrative expenses; (xvii) expenses incurred by Landlord in order to comply with its direct obligations under this Lease; (xviii) reserves of any kind; (xix) fees paid to affiliates of Landlord to the extent that such fees exceed the customary amount charged for the services provided; (xx) expenses incurred by Landlord in connection with any financing, sale or syndication of the Property; (xxi) any penalty or fine incurred by Landlord due to Landlord’s violation of any federal, state, or local law or regulation; (xxii) any interest or penalty paid by Landlord with respect to any Operating Expense (unless such interest or penalty is due to Tenant’s late payment of such Operating Expense); (xxiii) expenses for any item or service which Tenant pays directly to a third party or separately reimburses Landlord; (xxiv) any deductible portion of an insured loss concerning the Building; and (xxv) other items not customarily included as operating expenses for similar buildings.
               Notwithstanding the foregoing provisions of this subparagraph, Tenant shall have the right at any time to dispute the amount of real estate taxes charged by the municipality; provided, however, Tenant must continue to pay Operating Expenses and Tenant shall pursue such tax appeal at its own cost and expense. Any tax savings obtained by Tenant shall be adjusted as an Operating Expense Adjustment.
F.	“Tenant’s Pro-Rata Share” means one hundred percent (100%).
     16.04 Any and all sums due hereunder in addition to Base Rent shall be deemed and referred to herein as “Additional Rent”. Additional Rent shall also include any sums which may become due Landlord by reason of the failure of Tenant to comply with any and all covenants of this Lease.
17.	EVENTS OF DEFAULT BY TENANT. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (each, an “Event of Default”):
a.	If Tenant fails to pay the Base Rent or any Additional Rent or make any other payment required to be made by Tenant under this Lease and the Exhibits hereto as and when due and such failure continues for ten (10) days after written notice thereof is received by Tenant; or
b.	If Tenant violates or fails to perform or otherwise breaks any covenant or agreement herein contained and does not cure said violation or failure within thirty (30) days after receipt of written notice or if said condition cannot reasonably be cured within such time period and Tenant commences the cure within thirty (30) days after receipt of written notice and diligently works to complete the cure; or

c.	If Tenant fails to provide estoppel certificates or other certificates as herein provided within thirty (30) days of receipt of written notice of such failure; or

d.	If Tenant fails to vacate and surrender the Premises as required by this Lease upon the expiration of the Term or sooner termination of this Lease; or

e.	If Tenant submits to Landlord any materially false information on any document required to be given by Tenant to Landlord; or

f.	If Tenant makes an assignment for the benefit of creditors; or whenever Tenant seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties; or whenever a permanent or temporary receiver of Tenant for substantially all of the assets of Tenant shall be appointed; or an order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor.
18.	LANDLORD’S REMEDIES. If there shall occur an Event of Default, then in addition to any other remedies available to Landlord at Law or equity, Landlord may at its option:
a.	Collect or bring action for all Base Rent and Additional Rent which is in arrears, or proceed by an action in ejectment as herein elsewhere provided for in case of rent in arrears, or may file a Proof of Claim in any bankruptcy or insolvency proceedings for such Base Rent and Additional Rent, or institute any other proceedings, whether similar or dissimilar to the foregoing, to enforce payment thereof; and/or

b.	Landlord, or anyone acting on Landlord’s behalf may, pursuant to legal process, and after giving reasonable prior notice to Tenant, enter the Building; and,
(1)	may remove from the Building all goods and chattels found therein to any other place or location as Landlord may desire and any reasonable cost incurred for said removal and any charges made for storage of said goods and chattels at the location to which they are removed Tenant agrees to pay; or

(2)	take immediate possession and may lease the Building or any part thereof to such person, company, firm or corporation as may in Landlord’s reasonable business discretion seem best and Tenant shall be liable for the difference between any such rents collected and the rent for the then-current term under this Lease; and/or
c.	Terminate this Lease and recover from Tenant upon demand therefor, as liquidated and agreed upon final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of (a) Base Rent, Additional Rent and other sums which would be payable under this Lease for the remainder of the Term from the date of such demand for what would have been the then unexpired Term of this Lease in the absence of such termination, discounted at the rate of 7% per annum, over (b) the then fair market rental value of the Premises discounted at a like rate. If any statute or rule of law shall validly limit the amount of such liquidated final damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of law.
18A.	EVENTS OF DEFAULT BY LANDLORD. The occurrence of any of any of the following shall constitute a material default and breach of this Lease by Landlord (each, an “Event of Default”):
1.	A breach of its covenants of quiet enjoyment set forth in Section 30 hereof.

2.	Failure by Landlord to substantially observe or perform any covenant, condition, obligation or agreement on its part to be observed or performed under this Lease.
18B.	TENANT’S REMEDIES. Whenever any Event of Default by Landlord occurs and is continuing, Tenant, as described below, may take any one or more of the following actions after the giving of thirty (30) days’ written notice by Tenant to Landlord, but only if the Event of Default has not been cured within said thirty (30) days or if the Event of Default cannot be cured within thirty (30) days and the Landlord does not provide assurances reasonably satisfactory to Tenant that the Event of Default will be cured as soon as reasonably possible and Landlord commences the cure during such thirty (30) day period:
1.	Tenant may (but without any obligation to do so) cure such default and such expense shall be paid by Landlord to Tenant within ten (10) days after a statement therefore is rendered.

2.	Tenant may utilize any and all other remedies or actions at law or in equity available to it.
19.	REMEDIES CUMULATIVE. All of the remedies hereinbefore given and all rights and remedies under law and equity shall be cumulative and concurrent. No termination of this Lease or the taking or recovering of the Premises shall deprive Landlord of any of its remedies or actions against Tenant for any and all sums due at the time, or which under the terms hereof, would in the future become due, nor shall the bringing of any action for Rent or breach of covenant, or the resort to any other remedy herein provided for the recovery of Rent be construed as a waiver of the right to obtain possession of the Premises. The rights and remedies given to parties in this Lease are distinct, separate and cumulative remedies, and not one of them, whether or not exercised by a party, shall be deemed to be in exclusion of any of the others.

20.	RIGHT OF ASSIGNEE OF LANDLORD. The right to enforce all of the provisions of this Lease may be exercised by an assignee of all of Landlord’s right, title and interest in this Lease in its, his, her or their own name, provided such assignee also agrees to perform and be responsible for all of the obligations imposed upon Landlord in this Lease.

21.	ATTORNMENT. In the event of the sale or assignment of Landlord’s interest in the Building or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Building, Tenant shall attorn to the purchaser and recognize such purchaser as Landlord under this Lease, provided said Purchaser agrees to perform and be responsible for all of the obligations imposed upon Landlord in this Lease and agrees to enter into an Attornment, Subordination and Non-Disturbance Agreement reasonably acceptable to Tenant (an “SNDA”).

22.	SUBORDINATION. At the option of Landlord or Landlord’s permanent lender, or both of them, this Lease and Tenant’s interest hereunder shall be subject and subordinate at all times to any mortgage or mortgages, deed or deeds of trust, or such other security instrument or instruments, including all renewals, extensions, consolidations, assignments and refinances of the same, as well as all advances made upon the security thereof, which now or hereafter become liens upon the Landlord’s fee and/or leasehold interest in the demised Premises, and/or any and all of the buildings now and hereafter erected to be erected and/or any and all of the land comprising the Property, provided, however, that in each such case, the holder of such other security, the trustee of such deed of trust or holder of such other security instrument shall agree that this Lease shall not be divested or in any way affected by foreclosure or other default proceedings under said mortgage, deed or trust, or other instrument or other obligations secured thereby, so long as Tenant shall not be in default under the terms of this Lease; and Tenant agrees that this Lease shall remain in full force and effect notwithstanding any such default proceedings. Upon Landlord entering into any financing for the Premises, Landlord, Tenant and such lender shall execute an SNDA memorializing the terms of this Section 22, such SNDA to be on Lender’s form, but reasonably acceptable to Landlord and Tenant.

23.	EXECUTION OF DOCUMENTS. The above subordination shall be self-executing, but Tenant agrees upon demand to execute such other reasonable document or documents as may be required by a mortgagee, trustee under any deed of trust, or holder of similar security interest or any party to the types of documents enumerated herein for the purpose of subordinating this Lease in accordance with the foregoing. Tenant shall respond to all requests hereunder for Attornment and Subordination Agreements within ten (10) days of its receipt of written request from Landlord.

24.	ESTOPPEL AGREEMENTS. Tenant shall execute an estoppel agreement in favor of any mortgagee or purchaser of Landlord’s interest herein, if requested to do so by any mortgagee. Such estoppel agreement shall be in a form reasonably satisfactory to Tenant. Landlord agrees to execute an estoppel agreement, in favor of any assignee or subtenant of Tenant’s as permitted hereunder, if requested to do so by Tenant. Such estoppel shall be in the form reasonably requested by such assignee or subtenant and reasonably satisfactory to Landlord.

25.	NO IMPLIED EVICTION. Notwithstanding any inference to the contrary herein contained, it is understood that the exercise by Landlord of any of its rights hereunder shall never be deemed an eviction (constructive or otherwise) of Tenant, or a disturbance of its use of the Premises, and shall in no event render Landlord liable to Tenant or any other person, so long as such exercise of rights is in accordance with the foregoing terms and conditions.

26.	CONDEMNATION. If the whole of the Premises shall be acquired or condemned by eminent domain, or if part of the Premises are taken so that it is impossible for Tenant, in its sole but reasonable opinion, to use the Premises efficiently and economically for the conduct of its business, then the term of this Lease shall cease and terminate as of the date on which possession of the Premises is required to be surrendered to the condemning authority. All rent shall be paid up to the date of termination.

If part of the Premises is taken so that the conduct of Tenant’s business in Tenant’s sole but reasonable opinion is not materially impaired, Landlord shall promptly restore the Building to a complete architectural unit and this Lease shall cease as to the part taken and shall continue as to the part not taken. In that event, the Rent shall be adjusted on a square footage basis to reflect the new size of the Premises.

Any award for the taking of all or any part of the Premises shall be the property of Landlord whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Tenant shall be entitled to any separate award paid by the condemning authority for loss of or damage to Tenant’s trade fixtures, removal of personal property, relocation expenses, loss of goodwill, and the value of any unamortized Improvements made by Tenant on or to the Premises, amortized on a straight line basis at the rate of ten percent (10%) over the ten (10) year period commencing on the date such fixtures or personal property were acquired or Improvements made.

27.	NOTICES. All notices required to be given by either party to the other shall be in writing and addressed as indicated below. All such notices shall be deemed to have been properly given if either (i) served or delivered personally, (ii) if sent United States certified mail, return receipt requested, postage prepaid, or (iii) sent by Federal Express or other reputable and customarily used overnight delivery service, costs prepaid and deposited with such service prior to the deadline time for next day delivery. Any notice or demand shall be effective and deemed received on the actual day of receipt or refusal thereof. Notices must be addressed as follows:

Landlord:	Triple Net Investments XXV, L.P.
171 Route 173, Suite 201
	Asbury, NJ 08802	Phone: 908-730-6909
	Attention: Gregory T. Rogerson	Fax: 908-730-6166

Tenant:	Synchronoss Technologies, Inc.
750 Route 202 South, Suite 600
	Bridgewater, NJ 08807	Phone:
	Attention: President	Fax: 908-231-0762

With a copy to:

Synchronoss Technologies, Inc.
750 Route 202 South, Suite 600
	Bridgewater, NJ 08807	Phone:
	Attention: General Counsel	Fax: 908-231-0762

Or to such other address which either party may hereafter request in writing by notice given in a like manner.

28.	RETURN OF PREMISES. By the end of the Term, or upon rightful termination of this Lease, the Tenant, at its own expense, shall return the Premises to the Landlord in the same condition as at the beginning of the Term, excluding normal wear and tear and damages which result from a casualty or are the responsibility of Landlord and Tenant improvements approved by Landlord and not required by Landlord to be removed pursuant to this Lease. The Tenant shall perform all acts necessary to comply with the terms of this clause, including, without limitation: (a) removing all of the Tenant’s property, including all of the Tenant’s signs, (b) removing or leaving, in accordance with the Landlord’s written instructions given at the time such changes were made, changes or additions made by the Tenant that are required to be removed, (c) repairing all interior partition walls, (d) removing all trash, and (e) leaving the Premises in broom clean condition. The Tenant shall notify the Landlord two (2) weeks in advance of the termination of any utility service. Subject to the last sentence of this Section 28, if the Term ends, or if this Lease is rightfully terminated, and if the Tenant has not substantially complied with the terms of this clause, then the Tenant shall be deemed a hold over and continue to pay Rent at the rate of one hundred twenty five percent (125%) of the rental rate in effect when the rental term expired until the Tenant effects compliance, without any right to possession of the Premises, or Landlord releases the Premises. Tenant acknowledges and agrees that failure to deliver the Premises in accordance with this paragraph will cause Landlord substantial damage that is difficult to measure and such penalty shall not be considered a punitive amount. Notwithstanding the foregoing, provided Tenant gives Landlord six (6) months advance written notice and there is no Event of Default when Tenant provides such notice, Tenant may extend the Term beyond the then applicable expiration date (as same may be extended as set forth herein) for a period of three (3) months at the then current rental rate.

If the Tenant leaves any of the Tenant’s property (excluding property Landlord permits Tenant to leave) at the Premises after the end of the Term or after the rightful termination of this Lease, then such property shall be deemed to be abandoned. The Landlord may keep and use the Tenant’s abandoned property or may sell, store, or dispose of that property, in which case the costs related hereto shall be payable as Additional Rent.

29.	BINDING EFFECT. All rights and liabilities herein given to, or imposed upon the respective parties hereto, shall extend to and bind the several and respective heirs, executors, administrators, successors and assigns of said parties.

30.	QUIET ENJOYMENT. Landlord represents and warrants that it is legally empowered to enter into and to execute this Lease and that Tenant, upon paying the rent, and other charges herein provided for, and observing the keeping all covenants, agreements and conditions of this Lease on its part to be kept, shall quietly have and enjoy the Premises during the term of this Lease and any extension or renewal thereof with all rights, privileges and for the uses provided herein, subject, however, to the exceptions, reservations and conditions of this Lease. In Addition, Landlord makes the following representations, warranties and covenants:
1. Landlord owns the Premises in fee simple. Within 30 days after full execution of this Lease, Landlord shall provide Tenant with a copy of an ALTA Title Policy evidencing that marketable title to the Premises is held by Landlord.
2. Landlord covenants that Tenant shall at all times have ingress and egress to the Premises from a public street or thruway.
3. Landlord represents and warrants that the use of the Premises intended by Tenant, as stated in this Lease, is in conformity with applicable zoning ordinances.
4. Landlord represents and warrants that the LERTA program is available at the Premises and Building.
5. Landlord represents and warrants that on the Commencement Date, the Building, the Premises, and the walls, floors, doors, plumbing, electrical systems, foundation, all structural elements, fire sprinkler and/or standpipe and hose or other automatic fire extinguishing systems including fire alarm and/or smoke detection systems and equipment, fire hydrants, roof, lighting, mechanical systems, parking lot, walkways, parkways, driveways, landscaping, fences, signs, utility systems, air conditioning, heating and ventilating systems and loading doors, if any in the Premises, other than those constructed by Tenant, shall be (i) in full compliance with all applicable federal, state and local laws, rules, regulations, orders or ordinances required to be complied with for Tenant’s intended use and operation of the Premises; and (ii) in good operating condition and repair.
31.	MECHANICS LIEN. Tenant shall promptly pay any contractors and materialmen who supply labor, work or materials to Tenant at the Premises or the Property so as to minimize the possibility of a lien attaching to the Premises or the Property. Tenant shall take all steps permitted by law in order to avoid the imposition of any mechanic’s, laborer’s or materialmen’s lien upon the Premises, the Property or the lot. Should any such lien or notice of lien be filed for work performed for Tenant, other than by Landlord, Tenant shall bond against or discharge the same within thirty (30) days after the lien or claim is filed or formal notice of said lien or claim has been issued regardless of the validity of such lien or claim. Nothing in this Lease is intended to authorize Tenant to do or cause any work or labor to be done or any materials to be supplied for the account of Landlord, all of the same to be solely for Tenant’s account and at Tenant’s risk and expense.

32.	SEVERABLE TERMS. If any provision in this Lease is contrary to any law, declared unenforceable or unconstitutional, then the remainder of this Lease shall remain in effect.

33.	ENTIRE AGREEMENT. This Lease and any riders and exhibits and addendum that may be attached hereto, set forth all the promises, agreements, conditions and understandings between Landlord or its agents and Tenant relative to the Building and the Premises, and there are no promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

34.	MEMORANDUM OF LEASE. The parties agree to execute a Memorandum of Lease Agreement which shall set forth the legal description of the Premises, the Term Commencement Date, the Extended Lease Term commencement date and no other terms or conditions of this Lease. Tenant shall, at its option, record said Memorandum of Lease Agreement in the applicable jurisdiction at its own cost and expense.

35.	REAL ESTATE BROKER’S COMMISSION. Landlord and Tenant represent to one another that the only broker(s) involved in this transaction is/are UGL Equis and that Landlord shall pay the entire commission due to said broker(s) pursuant to a separate agreement. Each party shall indemnify and will hold harmless the other party against any brokerage claims by any other broker who claims its services were utilized or consulted by such party and who claims a commission for any reason.

36.	TRASH REMOVAL AND UTILITIES. Landlord will contract with a certified hauler and all costs associated with trash removal and recycling for waste generated by Tenant at the Premises shall be a part of Operating Expenses. Tenant shall pay for all utilities and other services furnished to the Premises, including but not limited to electric, gas, oil, phone, and cable and shall contract directly with the service-providers for such services.

37.	COMPLIANCE WITH ENVIRONMENTAL LAWS. Landlord represents and warrants that, to the best of its knowledge, the Premises are subject to an ongoing ground water clean up plan to be completed by Lehigh Valley Industrial Park, Inc., but as of the date of this Lease are otherwise in compliance with all federal, state and local environmental laws and regulations and suitable for Tenant’s intended use. Landlord shall be responsible for, and will hold Tenant harmless from any liability, including clean up costs, resulting from environmental conditions that existed on the Premises prior to the Commencement Date of the Lease (including the existing clean up plan) and any other environmental condition after the Commencement Date caused by Landlord or its employees, contractors, invitees, agents or representatives, including, without limitation, legal costs associated with defending itself against any action taken against it as a result of such condition. In addition, Landlord shall be responsible for clean up costs resulting from any hazardous materials on, about, or under the Premises caused by anyone other than Tenant, its employees, agents, contractors or invitees, such costs of remediation shall not be included in Operating Expenses or otherwise passed through to Tenant. Notwithstanding anything contained herein to the contrary, Landlord shall not be responsible for claims or causes of action by Tenant’s employees or invitees arising out of hazardous materials on, about, or under the Premises not caused by Landlord, its employees, agents, contractors or invitees.

Tenant shall not be responsible for (i) remediation of any environmental contamination except to the extent such contamination arises as a result of hazardous material brought onto the Premises during the Term by Tenant, its employees, agents, contractors, or invitees use or occupancy of the Premises (ii) any loss, damage or diminution in the value of the Premises, the Building or land resulting from the use, generation, storage, discharge or disposal of any hazardous or toxic substances except to the extent such contamination arises as a result of hazardous material brought onto the Premises during the Term by Tenant, its employees, agents, contractors, or invitees use or occupancy of the Premises. In the event the Premises are contaminated as a result of hazardous material brought onto the Premises by Tenant during the Term, Tenant shall be responsible for any environmental clean-up remediation, but only if and to the extent such clean-up or remediation of the Premises, the Building or land is required or mandated by any governmental agency or court of competent jurisdiction.

Landlord will provide Tenant with a copy of a new environmental assessment report upon its receipt from Landlord’s environmental consultant, which is expected to be no later than May 15, 2008.

Tenant agrees that it shall not use, release, discharge, deposit or introduce any hazardous materials or substances including petroleum products or derivatives to the Premises except to the extent that such products are in compliance with all applicable laws, ordinances and regulations, and Tenant shall indemnify, defend and hold Landlord harmless from any loss, damage or liability resulting from Tenant’s breach of the foregoing including legal costs associated with defending itself against any action taken against it pursuant to the acts or omissions of Tenant.

Tenant shall immediately supply Landlord with any correspondence from any governing authority regarding environmental matters at the Premises.
38. OPTIONS TO EXTEND. Tenant shall have the option to extend the term of the Lease for two (2) consecutive periods of five (5) years (each an “Extension Term” and collectively the Extension Terms) beginning immediately after the Term or subsequent Extension Term, upon the same terms and conditions of the Lease, except that during each Extension Term, minimum Base Rent payable in accordance with this Lease shall be increased to an amount equal to the lesser of: (i) 2.0% more than the Base Rent for the last month of the Term for the first Extension Term or previous Extension Term for the subsequent Extension Term with annual increases in base rent of 2.0% during each Extension Term or (ii) ninety five percent (95%) of the fair market rental value of the Premises as reasonably determined by Landlord and as of the commencement of each five (5) year Extension Term (the “Relevant Determination Date”). In no event shall the Base Rent for each Extension Term be less than the minimum Base Rent for the last year of the Term or prior Extension Term. If the Tenant disputes Landlord’s reasonable determination of fair market rent and the parties are unable to agree upon fair market rent for the Premises by eight (8) months prior to the commencement of each Extension Term, each party may procure a determination of fair market rental value as of the Relevant Determination Date from a licensed real estate broker who is unaffiliated with the party and has at least five (5) years experience in leasing similar properties in the Lehigh Valley. A party failing to deliver to the other party its determination by six (6) months prior to the commencement of the Extension Term shall be deemed to have waived its right to do so and the fair market rental value shall be deemed to be that set forth in the other party’s broker’s determination. If two brokers shall have been appointed and shall have made their determination within the respective requisite period set forth above and if the difference between the amounts so determined shall not exceed ten percent (10%) of the lesser of such amounts, then the fair market rental value shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, then such two brokers shall have twenty (20) days to appoint a third broker (“Third Broker”). The Third Broker shall be instructed to determine the fair market rental value within thirty (30) days after appointment and the determination of the other broker shall be final and binding upon Landlord and Tenant as to the fair market value. Landlord and Tenant shall each pay the fees and expenses of the broker appointed by it and each shall pay one-half of the fees and expenses of the Third Broker.
     To exercise each option to extend for the Extension Terms Tenant must:

1.	not be in default at the time it exercises the option to extend and as of the commencement of each Extension Term; and

2.	give written notice to Landlord that Tenant is exercising each Extension Term at least nine (9) months before expiration of the Term or then applicable Extension Term.
39.	LEASE TERMINATION OPTION. Tenant shall have a one time option to terminate the Lease at the end of the ninety seventh (97th) month of the initial Term (the “Termination Date”) subject to the following conditions:
1.	Tenant shall pay a termination fee to Landlord in readily available funds equal to the Base Rent for the eighteen (18) months following the Termination Date and an amount of Additional Rent for such time period based on the then current monthly Operating Expense Allowance as of the Termination Notice Deadline;

2.	Tenant shall not be in default at the time it exercises the option to terminate and as of the Termination Date; and

3.	Tenant shall give written notice to Landlord that Tenant is exercising the option to terminate at least twelve (12) months before the Termination Date (the “Termination Notice Deadline”).

4.	If Tenant fails to provide Landlord with: (i) a written notice of termination prior to the Termination Notice Deadline or (ii) payment of the termination fee as follows: (a) eighty percent (80%) of the termination fee on or before the Termination Notice Deadline; and (b) the remaining twenty percent (20%) of the termination fee upon the earlier to occur of Tenant vacating the Premises and the date that is six (6) months prior to the Termination Date, the termination right set forth in this Section 39 shall be considered deleted and of no further force and effect without the requirement of any further notice from Landlord.

40.	FINANCIAL STATEMENTS. For so long as Tenant remains a publicly traded company, it shall not be required to provided Landlord with copies of audited financial statements. However, if Tenant ever is no longer a public company, Tenant shall provide Landlord with copies of its financial statements, prepared and signed by a licensed CPA in accordance with GAAP, within ninety (90) days of the completion of the first three (3) fiscal quarters and within one hundred twenty (120) days of the end of the fiscal year. In the event Tenant assigns this Lease or sublets more than twenty five percent (25%) of the Premises, then such assignee or sublessee shall provide Landlord with copies of its financial statements, prepared and signed by a licensed CPA in accordance with GAAP, within ninety (90) days of the completion of the first three (3) fiscal quarters and within one hundred twenty (120) days of the end of the fiscal year.

41.	WAIVER OF TRIAL BY JURY. In the event any issue related to this Lease between Landlord and Tenant results in litigation, both Landlord and Tenant waive the right to a trial by jury.

42.	SIGNAGE. Tenant shall be allowed to place one monument sign on the entrance to the Property and one sign on the exterior of the Building subject to the following requirements: (i) Tenant must obtain Landlord’s prior written approval of the proposed signs; (ii) Tenant shall be responsible for all permitting, installation, and maintenance costs associated with the signs; and (iii) all signs must be removed by Tenant from the Property and Building upon expiration of the term of this Lease or Tenant vacating the Premises.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound to the term of this Lease, have caused this Lease to be executed the day and year first above written.

TENANT: SYNCHRONOSS TECHNOLOGIES, INC.
By:	/s/ Stephen G. Waldis
Name:	Stephen G. Waldis
Title:	President

LANDLORD: TRIPLE NET INVESTMENTS XXV, L.P.
By:	/s/ Jim Petrucci
Name:	Jim Petrucci
Title:

FIRST AMENDMENT TO LEASE
     FIRST AMENDMENT TO LEASE (“First Amendment”) made as of the 1st day of August, 2008 by and between TRIPLE NET INVESTMENTS XXV, L.P., a Pennsylvania limited partnership having an address c/o J.G. Petrucci Co., Inc., 171 Route 173, Suite 201, Asbury, New Jersey 08802 (“Landlord”), and SYNCHRONOSS TECHNOLOGIES, INC., a Delaware corporation having an address at 750 Route 202 South, Suite 600, Bridgewater, New Jersey 08807 (“Tenant”).
WITNESSETH
     WHEREAS, Landlord, as landlord, and Tenant, as tenant, entered into that certain Lease Agreement dated May 16, 2008 (“Original Lease”; the Original Lease as modified by this First Amendment is referred to as the “Lease”) for a building of approximately 60,000 square feet to be located on Lots 6 and 7 of the Lehigh Industrial Park VII, Bethlehem, Northampton County, Commonwealth of Pennsylvania and to be built by Landlord in accordance with the terms of the Original Lease. All capitalized terms used in this First Amendment are defined as defined in the Original Lease.
     WHEREAS, the Original Lease contemplates the possibility of Change Orders and Landlord and Tenant have previously agreed to Change Orders 1-3 as documented on the Change Order form dated June 9, 2008.
     WHEREAS, Tenant has now requested a Change Order (“Change Order 4”).
     WHEREAS, in connection with the execution and delivery of the Change Order 4, Landlord and Tenant desire to clarify certain provisions of the Original Lease.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, including without limitation the payment of the cost of the Change Order 4 to Landlord and performance of the Change Order 4 work by Landlord and delivery of same to Tenant, the parties agree as follows:
     1. Change Order/Progress Payments. Simultaneously with execution and delivery of this First Amendment Landlord and Tenant are executing and delivering Change Order 4 in the form annexed hereto as Exhibit A and made a part hereof. Notwithstanding the sentence in paragraph 5 of Section 6 of the Original Lease that “All additional costs for Change Orders shall be paid by Tenant within thirty (30) days of invoicing by Landlord, which invoices shall be after Landlord has completed the work related to the Change Order.”, Landlord shall invoice Tenant monthly for progress payments based on the work then performed and the materials then purchased during such prior month by Landlord pursuant to Change Order 4. All invoices will be signed and certified to be accurate by the Architect. Landlord’s progress payment invoices will constitute a representation by Landlord and Architect that the construction has progressed to the point indicated therein, and the work covered by the invoice is in accordance with Change Order 4. Tenant shall pay each such invoice within thirty (30) days of delivery of same. Annexed hereto as Exhibit B and made a part hereof is a schedule prepared by Landlord which estimates in good faith the construction schedule and funding requirements for Change Order 4. Landlord has provided Tenant this schedule to help Tenant budget its cash requirements. However, absent bad faith on the part of the Landlord in preparing this schedule Landlord shall have no liability for the actual construction schedule or the timing of the amounts due from Tenant in connection with Change Order 4, or both, varying from Exhibit B.
     2. Target Date. The fourth sentence of Section 6 of the Original Lease shall be deleted in its entirety and the following substituted therefor:
     “Landlord shall deliver a Temporary Certificate of Occupancy by May 1, 2009 (“Target Date”), subject to extension due to Force Majeure or Tenant Delay (as defined herein); provided, however, in no event shall a Force Majeure event cause the Target Date to be extended later than June 14, 2009.
     3. Outside Delivery Date. The sixth and seventh sentences of Section 6 of the Original Lease are hereby deleted in their entirety and the following substituted therefor:
     “If Landlord is unable to substantially complete the Improvements on or before the Target Date, such date to be subject to adjustment if there occurs a Tenant Delay or Force Majeure event, Tenant shall be entitled to a credit for Rent in the amount of $5,342.47 for each day after the Target Date that Landlord fails to substantially complete the Improvements (the “Daily Credit”). If Landlord does not deliver a Temporary Certificate of Occupancy with respect to the Premises on or before September 1, 2009 (“Outside Delivery Date”) such date subject to extension due to a Tenant Delay and up to sixty (60) days for Force Majeure events, then the amount of the Daily Credit shall increase to $6,265.55 for each day after the Outside Delivery Date that Landlord does not deliver a Temporary Certificate of Occupancy with respect to the Premises.”
     4. Requirements and Design of Change Order 4. Tenant acknowledges that, as stated in paragraph 1 of Section 6 of the Original Lease, Landlord’s obligation in terms of construction is to construct the Improvements in accordance with the General Plans and Specifications as amended from time to time in accordance with the terms of the Lease (the “Plans and Specifications”). Tenant has provided to Landlord its “electrical load” requirements with respect to Change Order 4 (the “Electrical Load Requirements”). Landlord has not made, and is not now making, any warranty or representation as to the sufficiency of the Electrical Load Requirement. However, based on the Electrical Load Requirements, Landlord provided a design concept and created an “Electrical One Line Diagram”. Tenant has reviewed and approved the “Electrical One Line Diagram” prepared by Comroe Advanced Power Systems and dated August 17, 2008. Landlord shall be responsible for ensuring that the design, functionality, capacity, performance and the like of the electrical work set forth in Change Order 4 complies with the Electrical Load Requirements.

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     5. Tenant’s Remedies.
a.	Tenant’s Remedy for Failure to Deliver the Building by the Target Date.
               Tenant acknowledges that Tenant’s sole remedy for Landlord’s failure to deliver the Improvements with a Temporary Certificate of occupancy by the Target Date, the Outside Delivery Date, or December 1, 2009, as said dates may be adjusted pursuant to the terms of the Lease, are as set forth in paragraph 1 of Section 6 of the Original Lease. Should Tenant have a claim pursuant to the Original Lease against Landlord for Landlord’s failure to construct the Improvements in accordance with the Plans and Specifications, this paragraph 5(a) does not limit Tenant’s rights as set forth in paragraph 5(b).
b.	Tenant’s Remedy In the Event Construction is not in accordance with the Plans and Specifications.
               After Landlord has delivered and Tenant has accepted the Improvements, should Tenant have a claim pursuant to the Original Lease against Landlord for Landlord’s failure to construct the Improvements in accordance with the Plans and Specifications, then Tenant shall be entitled to maintain such claim in an action against Landlord brought in a court of law. Should Tenant be successful in such action, Tenant’s damages shall be limited to the cost and expense, including the cost of all labor and materials, of correcting the faulty construction for which Landlord was responsible so that the Improvements conform to the Plans and Specifications. Subject to the next sentence, in the event of any such claim Tenant does not and shall not have a right of setoff or deduction and shall continue to pay Rent in full while pursuing same. In the event Landlord is unable or unwilling to remedy the faulty construction of such Improvements, Tenant shall be entitled to alternative appropriate or equitable damages, subject to subsection (c) below.
c.	No Consequential or Punitive Damages.
               In no event is or will either party be entitled (under these or any other circumstances) to consequential or punitive damages. The parties acknowledge that “consequential damages” include, without limitation, damages based on interruption of business activities, loss of revenues, loss of profits, and damages owed by either party to third parties.
     6. Possible “Tenant Delay”. “Tenant Delay” (as defined in paragraph 6 of the Original Lease) shall include, without limitation, failure of the equipment to be provided pursuant to Change Order 4 to be delivered on a timely basis by any equipment supplier, and the actions or omissions of Pennsylvania Power & Light (“PPL”), including, without limitation, the refusal of PPL to allow or delay in allowing Landlord to connect the Building’s electrical system to the PPL system.
     7. No Third Party Beneficiaries. There are no third party beneficiaries of this Lease.

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     8. No Drafting Presumption. This is a fully negotiated agreement, and shall not be construed against Landlord by virtue of its having been prepared by counsel for Landlord.
     9. Ratification. Except as modified herein, the terms and provisions of the Original Lease remain in full force and effect without amendment thereto.
     IN WITNESS WHEREOF, the parties have duly executed this First Amendment as of the day and year first above written.

Landlord:
TRIPLE NET INVESTMENTS XXV, L.P.
By:	C-ROC, LLC, its General Partner

By:	/s/ James G. Petrucci
James G. Petrucci, President

Tenant:
SYNCHRONOSS TECHNOLOGIES, INC

By:	/s/ Stephen G. Waldis
Stephen G. Waldis, President and CEO

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